Exhibit 4.11

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on this 11 day of December, 2017, by and between Intec Pharma Inc. (the “Company”), a subsidiary of Intec Pharma Ltd., an Israeli corporation (“Intec”), and Jeffrey A. Meckler (hereinafter, the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to hire the Executive in an executive capacity and to compensate him for such employment; and

WHEREAS, the Executive is willing to be employed by the Company upon the terms and subject to the conditions contained in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1.             Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a)           “Accrued Obligations” means:

(i)            all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii)           any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii)          any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans;

(iv)          any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment;

(v)           rights to indemnification by virtue of the Executive’s position as an officer or director of the Company and Intec or their subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company or Intec, in accordance with its terms thereof; and

(vi)          payments for any accrued but unused vacation or other paid time off.

(b)            “Affiliate” means any entity that controls, is controlled by, or is under common control with, either member of the Intec Group.

(c)           “Base Salary” means the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(d)            “Board” means the Board of Directors of Intec.

(e)            “Bonus” means any bonus payable to the Executive pursuant to Section 4(b) hereof.

(f)            “Cause” means:

(i)            willful misconduct or gross negligence in the performance of Executive’s duties, a material violation of any of the provisions of this Agreement, or a willful continued failure by the Executive to carry out the reasonable and lawful directions of the Board, provided that the Company has provided notice to the Executive of such willful misconduct or gross negligence or material violation or willful continued failure, and the Executive has failed to cure the foregoing within thirty (30) days of receipt of such notice.

(ii)           a finding by a court of law or arbitrator of unlawful harassment of any employees of the Intec Group or any Affiliate;

(iii)          knowingly and on Executive’s own initiative causing or permitting to occur a violation of any law or regulation which subjects or may reasonably be expected to subject the Intec Group or any of its Affiliates to material liability;

(iv)          a conviction of the Executive, or a plea of nolo contendere, to a felony involving moral turpitude; or

(v)           fraud, embezzlement, theft or dishonesty of a material nature by the Executive against a member of the Intec Group or any Affiliate, or a willful material violation by the Executive of a policy or procedure of a member of the Intec Group or any Affiliate, resulting, in any case, in material economic harm to either member of the Intec Group or any Affiliate.

For purposes of this Section 1(f), no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith or without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(g)           “Change in Control” means (i) (A) a sale of all or substantially all of the assets of the Company or Intec; or (B) a sale (including an exchange) of all or substantially all of the shares of the capital stock of the Company or Intec, in either case to any person or entity that is not an Affiliate of the Intec Group, or a shareholder thereof, immediately prior to such transaction or transactions; or (ii) a merger, consolidation or like transaction of the Company or Intec into another corporation in which the holders of the outstanding share capital of the Company or Intec immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain either (x) stock representing a majority of the voting power of the surviving entity, or (y) stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; provided, however, that such sale, transfer or other event results in a “change in control” within the meaning of Section 409A of the Code.

(h)            “Code” means the Internal Revenue Code of 1986, as amended.

(i)             “Competitive Activity” means services or activity in material competition with the Intec Group in any of the States within the United States, or countries within the world, in which the Intec Group or any of its Affiliates conducts a significant level of business in which the Intec Group or any of its Affiliates engaged while the Executive was employed by the Company.

(j)             “Confidential Information” means all trade secrets and information about the Intec Group or any of its Affiliates or its business, disclosed to the Executive or known by the Executive as a consequence of, or through the unique position of his employment with, the Company (including information conceived, originated, discovered or developed by the Executive and information acquired by the Intec Group or any of its Affiliates from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive). Confidential Information includes, but is not limited to, inventions, ideas, designs, computer programs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, improvements, methods of manufacturing, know-how, data, financial information and forecasts, product plans, marketing plans and strategies, price lists, customer lists and contractual obligations and terms thereof, data, documentation and other information, in whatever form disclosed, relating to the Intec Group or any Affiliates, including, but not limited to, financial statements, financial projections, business plans, listings and contractual obligations and terms thereof, components of intellectual property, unique designs, methods of manufacturing or other technology of the Intec Group or any Affiliate.

(k)            “Disability” means the Executive’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(l)             “Expiration Date” means the date on which the Term of Employment shall expire.

(m)           “Good Reason” means

(i)            the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(b) of this Agreement, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)           any material failure by the Company to comply with any of the provisions of Section 4 or Section 5 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive, and other than a reduction of compensation as part of an across-the-board reduction in all salaries for employees of the Intec Group; or

(iii)          the Company’s requiring the Executive to be based at any office or location outside of thirty-five (35) miles from the Borough of Manhattan in New York, NY, except for travel reasonably required in the performance of the Executive’s responsibilities.

(n)            “Intec Group” means the Company and Intec.

(o)            “Ordinary Shares” means the ordinary shares of Intec.

(p)            “Restricted Period” shall be the Term of Employment and the twelve (12) month period immediately following termination of the Term of Employment.

(q)            “Severance Amount” shall mean an amount equal to the sum of (i) 50% of the Executive’s annual Base Salary as in effect immediately prior to the Termination Date; (ii) one-twelfth (1/12th) of the Executive’s annual Bonus compensation (as payable, based on the goals approved by the Board, for the year in which the Termination Date occurs) for each completed month of the Executive’s service with the Company and Intec during the year in which his Termination Date occurs, and provided that the Termination Date is following June 30th of such year; and (iii) an amount equal to the Executive’s cost of continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act under the Company’s group health plan (or the monthly payment provided under Section 5(b), as applicable) for six (6) months.

(r)             “Severance Term” means the six (6) month period following the date on which the Term of Employment ends.

(s)            “Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(t)             “Termination Date” means the date on which the Term of Employment ends.

2.             Employment.

(a)           Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Intec Group during the Term of Employment on the terms and conditions set forth herein. The Executive’s principal place of employment shall be in the Borough of Manhattan in New York, NY (USA), except for such travel that may be necessary to fulfill his responsibilities.

(b)           Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the Chief Executive Officer of the Company and Intec and any Affiliate. Although the Executive will be an employee of the Company, he will, pursuant to the terms of a Parent-Subsidiary Agreement (as defined below) between the Company and Intec, also serve as the Chief Executive Officer of Intec. Although the Executive commenced employment with the Company as the Chief Executive Officer on July 10, 2017 (the “Start Date”), this Agreement shall become effective (the “Effective Date”) upon the receipt of all approvals required by applicable law, including the approval of the shareholders of Intec. For the avoidance of doubt, Executive shall be the most senior executive of the Intec Group, and shall only report to the Board, and to any of their respective successors. Executive shall direct the day-to-day operations of, and be responsible for the strategic direction of, the Intec Group. The Executive shall faithfully and diligently perform all services as may be reasonably assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote substantially all of his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Intec Group. The Executive shall not engage in any other business or occupation during the Term of Employment. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on civic or charitable boards or committees or, with the prior approval of the Board, on corporate boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or provide up to ten (10) hours per calendar month of consulting services, or (z) manage personal investments, provided that in each case such activities do not significantly affect the performance of the Executive’s responsibilities to the Intec Group in accordance with this Agreement.

3.             Term.

The Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Effective Date until terminated in accordance with Section 6 hereof.

4.             Compensation.

(a)           Base Salary. The Executive shall receive a Base Salary at the annual rate of $500,000 during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. As an exempt employee, the Executive will be expected to work additional hours as required by the nature of his position and will not receive any overtime pay. The Executive’s Base Salary will be reviewed annually in accordance with the established procedures of the Company.

(b)           Bonuses. Solely with respect to the period beginning on the Start Date and ending on December 31, 2017, the Executive shall be eligible to receive a Bonus of $135,000. For each calendar year beginning on or after January 1, 2018, during which Term of Employment continues through December 31st, the Executive shall be eligible to receive a Bonus of up to 50% of Base Salary, subject to the achievement of certain goals to be set by the Board after consultation with the Executive. Any Bonus under this Section 4(b) shall be payable, subject to applicable tax withholdings, as soon as administratively feasible, but in no event later than March 15 after the calendar year in which the Bonus was earned. The annual bonus opportunity shall also be reviewed annually in accordance with the compensation policies of the Company.

5.             Expense Reimbursement and Other Benefits.

(a)           Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b)           Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. Notwithstanding the foregoing, for each month during the Term of Employment in which the Company has not established a group health plan pursuant to which the Executive shall be eligible to receive medical benefits, the Company shall pay the Executive with a taxable cash payment equal to $4,000, payable on the first payroll date of each such month, subject to the Term of Employment under this Agreement, and the employment of the Executive hereunder, continuing on and through such payment date.

(c)           Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services commensurate with his position and necessary or advisable for the performance of his duties under this Agreement.

(d)           Stock Options. Subject to the Term of Employment under this Agreement, and the employment of the Executive hereunder, continuing on and through the Effective Date, the Company shall grant to the Executive, subject to the approval of Intec’s shareholders of available pool under Intec’s equity plan, options to purchase up to 380,000 shares of Intec’s Ordinary Shares (the “Stock Options”) on the Effective Date, at a per share exercise price equal to the average closing sale price of Intec’s Ordinary Shares on NASDAQ Capital Market over the 30 trading day period immediately preceding the Effective Date, or the fair market value (as determined in accordance with Section 409A of the Code) of an Ordinary Share of Intec on the Effective Date, whichever amount is greater. Subject to the Term of Employment under this Agreement, and the employment of the Executive hereunder, continuing on and through each vesting date (except as provided in Section 6 below), the Stock Options granted on the Effective Date will vest over three (3) years according to the following schedule: 33% of the Stock Options shall vest and become exercisable on the first anniversary of the Effective Date, and the remaining portion of the Stock Options shall vest and become exercisable in eight equal quarterly installments thereafter. The Stock Options shall be subject to a ten (10) year expiration from the Effective Date, and such other terms and conditions set forth in the stock option agreement and the provisions of Intec’s equity plan pursuant to which the Stock Options grant is being made. In the event of (i) a Change in Control, or (ii) the entry into a “Material Agreement” (as shall be defined by the compensation committee of the Board and the Board), any Stock Options that have not previously vested shall become vested and exercisable immediately prior to such event. The Executive shall also be eligible for additional share option grants, or any other equity or equity related compensation plan or arrangement that may be made available to senior executives, in each case, at the discretion of the Board.

(e)           Other Benefits. The Executive shall be entitled to (i) paid holidays as generally provided by Intec to its personnel, and (ii) five (5) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine, and provided that such vacation time shall not adversely affect in any material way the Executive’s performance of his duties required to be rendered by the Executive under this Agreement. Any vacation time accrued but not taken by the Executive during any calendar year may not be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

(f)            Israeli Taxes. To the extent any component of the Executive’s compensation under this Agreement shall be subject to withholdings, taxes or other governmentally imposed taxes or tariffs under Israeli law (“Israeli Taxes”), the Company shall pay directly to the tax counsel or other expert tax advisor(s) engaged by either the Company or Intec (with the Executive’s approval, which shall not be unreasonably withheld) any fees, expenses or other costs incurred in order to provide counsel, advice and representation on the Executive’s behalf with regard to liability for any such Israeli Taxes. If the Executive is subject to any inquiry (including, without limitation, an audit, examination or investigation) by an agent or agency of the Israeli government, the Company shall pay directly to the auditor(s), accountant(s), attorney(s) or other person(s) engaged by either the Company or Intec (with the Executive’s approval, which shall not be unreasonably withheld) any fees, expenses or other costs incurred that relate to any such inquiry.

6.             Termination.

(a)           General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company (in accordance with all applicable law, including, without limitation, the Americans with Disabilities Act) or the Executive by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by the Executive with or without Good Reason. Upon any termination of the Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by the Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions the Executive holds with the Company or any of its Affiliates.

(b)           Termination By Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment for Cause with an immediate effect (subject to the cure period, if applicable, as provided herein in this Section 6(b)). In no event shall a termination of the Executive’s employment for Cause occur unless the Company gives written notice to the Executive in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Cause and providing the Executive with an opportunity to cure (if curable) within a reasonable period of time, and if not cured within such period, the Executive’s termination shall be effective upon the date immediately following the expiration of such period. Cause shall in no event be deemed to exist except upon a decision made by the Board, at a meeting, duly called and noticed, to which the Executive (and the Executive’s counsel) shall be invited upon proper notice. For purposes of this Section 6(b), a reasonable, good faith determination of Cause by the Board (based on all relevant facts and circumstances) shall be binding and conclusive on all interested parties. In the event that the Term of Employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Obligations, payable as of the termination date of the Term of Employment.

(c)           Disability. Either the Company (in accordance with all applicable law, including, without limitation, the Americans with Disabilities Act) or the Executive shall have the option to terminate the Term of Employment, upon written notice to the other party, at any time during which the Executive is suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to (i) the Accrued Obligations, payable as of the termination date of the Term of Employment, and (ii) vesting, immediately prior to such termination, in any Stock Options that have not previously vested.

(d)           Death. In the event that the Term of Employment is terminated due to the Executive’s death, the Executive shall be entitled to (i) the Accrued Obligations, payable as of the termination date of the Term of Employment, and (ii) vesting, immediately prior to such termination, in any Stock Options that have not previously vested.

(e)           Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive not less than 30 days prior to the effective date of such termination. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) the Executive shall be entitled to (i) the Accrued Obligations, payable as of the termination date of the Term of Employment, (ii) vesting, immediately prior to such termination, in any Stock Options that have not previously vested, provided such termination occurs following the first anniversary date of the Effective Date, and (iii) the Severance Amount, payable in equal monthly installments during the Severance Term.

(f)            Termination by Executive for Good Reason. The Executive may terminate the Term of Employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination shall be effective upon the date immediately following the expiration of the thirty (30) day notice period, and the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination without Cause.

(g)           Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing the Company ninety (90) days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations, payable as of the termination date of the Term of Employment. In the event of termination of the Executive’s employment under this Section 6(g), the Company may, in its sole and absolute discretion, by written notice of at least five (5) business days, accelerate such date of termination and still have it treated as a termination without Good Reason.

(h)           Change in Control of the Company. In the event of a Change in Control, any Stock Options granted to the Executive that have not previously vested shall become fully vested and exercisable immediately prior to such Change in Control, pursuant to Section 5(d). If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the one (1) year period immediately following a Change in Control, then in lieu of any amounts otherwise payable under Section 6(e) or 6(f) hereof, the Executive shall be entitled to (i) the Accrued Obligations, payable as of the termination date of the Term of Employment and (ii) a lump-sum payment equal to two (2) times the Severance Amount (but not more than one time prorated bonus under clause (ii) of the term “Severance Amount”), payable on the first day after the general release of claims (as described in Section 6(i), below) becomes irrevocable in accordance with the provisions of such general release of claims.

(i)            Release. Any payments or benefits due to Executive under this Section 6 (other than the Accrued Obligations) shall be conditioned upon the Executive’s execution of a general release of claims substantially in the form attached hereto as Exhibit A (subject to such modifications as the Company or the Executive reasonably may request) that becomes irrevocable in accordance with the provisions of such general release of claims. The vesting of the Stock Options and payment of any amounts subject to the Executive’s release shall be delayed until the first day after the date such release becomes irrevocable in accordance with the provisions of such general release of claims (the “Payment Commencement Date”), and any payments or benefits that are so delayed shall be paid or made effective on the Payment Commencement Date.

(j)            Section 280G Reductions.

(i)       Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 6(k), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(ii)       All determinations required to be made under this Section 6(k) shall be made by Price Waterhouse Coopers, LLC (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within twenty (20) business days of the Company’s “change in control” determined in accordance with Section 280G of the Code or such other time as is requested by the Company and an opinion to the Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 6(k) and shall notify the Executive promptly of such election. If and to the extent necessary to avoid a violation of Section 409A, no amounts payable under any “nonqualified deferred compensation plan” subject to Section 409A shall be reduced until after all other Payments have been reduced. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement. All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 6(k) shall be borne by the Company.

(k)           Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Intec Group, or his expertise or experience as the Intec Group may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Intec Group, with respect to any investigation or the Intec Group’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(l) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(l).

(l)            Return of Company Property. Following the Termination Date, the Executive or his personal representative shall return all Intec Group property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Intec Group, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy the addresses contained in his rolodex, palm pilot, PDA or similar device).

(m)          Compliance with Section 409A.

(i)            General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

(ii)           Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii)          6 Month Delay for Specified Employees.

(A)             If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six (6) months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B)              For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv)          No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v)          Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi)          Taxable Reimbursements and In-Kind Benefits.

(A)             Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.

(B)              The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

(C)              The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vii)         Tax Gross-Ups. Payment of any tax reimbursements under this Agreement must be made by no later than the end of the taxable year of the Executive following the taxable year of the Executive in which the Executive remits the related taxes.

(viii)        No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

7.             Restrictive Covenants.

(a)           Non-competition. At all times during the Restricted Period, the Executive shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to the Executive’s ownership of Ordinary Shares of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation.

(b)           Nonsolicitation of Employees and Certain Other Third Parties. At all times during the Restricted Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or independent contractor performing services for the Intec Group, or any Affiliate, and/or (ii) call on, solicit, or engage in business with, any of the actual or targeted prospective customers or clients of the Intec Group or any Affiliate on behalf of any person or entity in connection with any Competitive Activity, nor shall the Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Intec Group or any Affiliates with such customers or clients, other than in connection with the performance of the Executive’s duties under this Agreement, and/or (iii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Intec Group or any Affiliate does business or has some business relationship to cease doing business or to terminate its business relationship with the Intec Group or any Affiliate or to engage in any Competitive Activity on its own or with any competitor of the Intec Group or any Affiliate.

(c)           Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Intec Group or any Affiliate or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Intec Group or any Affiliate. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Intec Group or any Affiliate (which shall include, but not be limited to, information concerning the Intec Group’s or any Affiliate’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Intec Group and Affiliates that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Intec Group and its Affiliates with respect to all of such information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform his duties under this Agreement or to the extent required by law or by a court of law or regulatory process. If any person or authority makes a demand on the Executive purporting to legally compel him to divulge any Confidential Information, the Executive immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information. The Executive shall not divulge such Confidential Information until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Intec Group, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information.

(d)           Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Term of Employment either during the course of performing work for the Intec Group or its Affiliates, or their clients, or which are related in any manner to the business (commercial or experimental) of the Intec Group or its Affiliates or their clients (collectively, the “Work Product”) shall belong exclusively to the Intec Group and its Affiliates and shall, to the extent possible, be considered a work made by the Executive for hire for the Intec Group and its Affiliates within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Intec Group and its Affiliates, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company or its assignee, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company.

(e)           Books and Records. All books, records, and accounts relating commercially or professionally to the customers or clients of the Intec Group or its Affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Intec Group and its Affiliates and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

(f)            Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are reasonably necessary to protect the legitimate business interests of the Intec Group and its Affiliates, are not unreasonable and are not the result of duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 7, and that such compensation is sufficient, fair and reasonable. The Executive acknowledges and confirms that given the position the Executive holds within the Intec Group and its Affiliates, the Company would not enter into this Agreement or otherwise employ or continue the employment of the Executive unless the Executive agrees to be bound by the restrictive covenants set forth in this Section 7. The Executive expressly agrees that upon any breach or violation of the provisions of this Section 7, the Intec Group shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) injunctive relief in any court of competent jurisdiction as described in Section 7(i) hereof, and (ii) such damages as are provided at law or in equity.

(g)            Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(h)           Extension of Time. If the Executive is in material violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur.

(i)            Injunction. It is recognized and hereby acknowledged by the parties hereto that a material breach by the Executive of any of the covenants contained in Section 7 of this Agreement may cause irreparable harm and damage to the Intec Group, and its Affiliates, the monetary amount of which may be impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Intec Group and its Affiliates shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Executive or any of his agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may lawfully possess.

8.           Representations and Warranties of Executive. The Executive represents and warrants to the Company that:

(a)           the Executive’s employment with the Company will not in any material way conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)           the Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)           in connection with the Executive’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

9.                  Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10.              Arbitration.

(a)                Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the Executive’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in the New York, New York area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 10. Except as set forth below with respect to Section 7 of this Agreement, the parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 10 shall not apply to any injunctions that may be sought with respect to disputes arising out of or relating to Section 7 of this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(b)               Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(c)                Effect of Arbitrator’s Decision; Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Executive was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Executive with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the non-prevailing party.

11.          Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the “short-term applicable rate” as such term is defined in Section 1274(d) of the Code. The limitation set forth under this Section 11 shall not apply with respect to any amounts payable to the Executive pursuant to Section 6 hereof.

12.          Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder (other than by will or the laws of descent and distribution).

13.          Governing Law. To the extent not preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

14.          Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in New York, New York, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of New York in Kings County or the court of the United States, Second Circuit; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

15.          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter, including the Service Agreement dated August 29, 2017 by and between the Executive and Intec. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive. The Company and Intec have entered into an inter-company agreement, dated September 27, 2017 (the “Parent-Subsidiary Agreement”).

16.          Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6 and the Executive’s obligations under Section 7 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

17.          Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested, sent via email with receipt acknowledgment or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent via email or by facsimile or sent by overnight courier shall be deemed given on the date of delivery, and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 12 Hartom St., Har Hotzvim, Jerusalem, Israel Attention: Chief Financial Officer, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

18.          Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

19.          Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

20.          Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

21.          Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

22.          Damages; Attorneys Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other.

23.          Waiver of Jury Trial. The Executive hereby knowingly, voluntarily and intentionally waives any right that the Executive may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

24.          Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

25.          No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

26.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

Intec Pharma Inc.

By:	/S/ John Warren Kozarich
Name:	John Warren Kozarich
Title:	Chairman

EXECUTIVE:

/S/ Jeffrey A. Meckler
Jeffrey A. Meckler

EXHIBIT A
FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.          Jeffrey A. Meckler (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 6 (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge Intec Pharma, Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 6 of the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

2.         Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

A-1

3.         Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.         Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.         Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.         This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

7.         Notwithstanding any of the foregoing provisions of this General Release of Claims, in the event that the period within which the Executive had the right to execute or revoke execution of this Release extends from one tax year of the Executive to the subsequent tax year of the Executive, such execution or revocation shall be deemed to be made in the subsequent tax year of the Executive, in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

/s/ Jeffrey A. Meckler

December 11, 2017

A-2